Exhibit 1.1

UNDERTAKING dated as of July 21, 2016,
BY:
TRANSCANADA TRUST, a trust established under the laws of
the Province of Ontario, by its trustee, VALIANT TRUST
COMPANY
(hereinafter called the “Trust” or the “Issuer”)

TO:
CST TRUST COMPANY, a trust company existing under the
federal laws of Canada and having an office in the City of Calgary in the Province of Alberta, for the benefit of ALL HOLDERS,
from time to time, of the TRUST NOTES SERIES 2015-A
DUE MAY 20, 2075
(hereinafter called the “Trustee”)

TO:	TRANSCANADA PIPELINES LIMITED, a corporation
existing under the federal laws of Canada and having an office in the City of Calgary in the Province of Alberta, in its capacity as guarantor of the Trust Notes - Series 2015-A
(hereinafter called the “Credit Supporter”)

WHEREAS by a trust indenture (as amended or supplemented from time to time, the “Indenture”) dated as of May 20, 2015 between the Issuer and the Trustee, provision was made for the issue of subordinated notes of the Issuer without limitation as to the aggregate principal amount but issuable only subject to the provisions of the Indenture;
AND WHEREAS by a first supplemental indenture (as amended or supplemented from time to time, the “First Supplemental Indenture”) to the Indenture, the Issuer issued subordinated notes under the provisions of the Indenture, and the First Supplemental Indenture, as a Series of Trust Notes designated as Trust Notes ‑ Series 2015-A Due May 20, 2075 (the “Notes”);
AND WHEREAS pursuant to Section 3.4 of the First Supplemental Indenture the Issuer may, at its option and without the consent of the Holders, redeem the Notes upon or following confirmation from S&P or Moody's that, due to any amendment, clarification or change in hybrid capital methodology or a change in the interpretation thereof, or the application of a different hybrid capital methodology or set of criteria by S&P or Moody's (as capitalized terms are defined in the

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First Supplemental Indenture) (due to changes in the rating previously assigned to the Trust and/or TransCanada PipeLines Limited (“TCPL”) or for any other reasons), the Notes will no longer be eligible for the same or a higher amount of "equity credit" (or such other nomenclature that S&P or Moody's may then use to describe “equity credit”) than was attributed to the Notes on their date of issue;
AND WHEREAS since the date of the issuance of the Notes, S&P has published criteria clarifications that specify that hybrid equity capital instrument documentation that includes a clause that gives the issuer the right to redeem the instrument in circumstances where the instrument loses “equity content” due to a downgrade of the issuer’s credit rating, shall cause such hybrid instrument to achieve only minimal equity content under S&P’s ratings criteria (the “Methodology Criteria Clarfication”);
AND WHEREAS the Trust wishes that, despite the Methodology Criteria Clarification, the Notes will continue to qualify for intermediate equity treatment by S&P on the same basis after, as before, the Methodology Criteria Clarification, and accordingly the Trust wishes pursuant to this Undertaking to irrevocably renounce and waive its right to redeem the Notes in the particular circumstances described below;
AND WHEREAS, the Credit Supporter understands that this Undertaking will enable the Notes to continue to qualify for intermediate equity treatment by S&P on the same basis as before the Methodology Criteria Clarification;
AND WHEREAS all necessary action has been taken by the Trust to make this Undertaking a valid and binding obligation of the Trust, in accordance with its terms.
NOW THEREFORE THIS UNDERTAKING, given in consideration for the sum of $10.00 paid by the Trustee to the Trust (the receipt of which is hereby confirmed by the Trust), and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), WITNESSETH and it is hereby covenanted, agreed and declared as follows:

ARTICLE 1
INTERPRETATION

1.1    Interpretation Not Affected By Headings, etc.
The division of this Undertaking into Articles and Sections, and the insertion of headings, are for convenience of reference only and shall not affect the construction or interpretation of this Undertaking.

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1.2    Incorporation of Certain Definitions
All terms contained in this Undertaking which are defined in the Indenture, as supplemented by the First Supplemental Indenture, shall, for all purposes hereof, have the meanings given to such terms in the Indenture, as so supplemented, unless otherwise defined herein or unless the context otherwise specifies or requires.
1.3    Governing Law
This Undertaking shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and shall be treated in all respects as an Ontario contract.

ARTICLE 2
COVENANTS
2.1    Renunciation and Waiver
Despite the redemption rights provided for under Section 3.4 of the First Supplemental Indenture, the Trust hereby irrevocably renounces and forever waives its right to redeem the Notes upon or following the occurrence of a Rating Event if and to the extent that such Rating Event is caused by the Notes no longer being eligible for the same or a higher amount of “equity credit” (as such phrase, or such other nomenclature that an applicable rating agency may then use to describe “equity credit”, is construed by the applicable rating agency pursuant to its published rating criteria and methodologies) solely as a result of a decrease in the credit rating previously assigned to the Notes (a “Rating Decrease Rating Event”), it being understood that for this purpose a decrease in the credit rating previously assigned means: (i) in the case of S&P, a rating below BBB; (ii) in the case of Moody’s, a rating below Baa2; and (iii) in the case of a designation by another rating agency, a rating below an equivalent rating.
2.2    Undertaking
The Trust hereby undertakes and agrees that it shall not exercise or purport to exercise the redemption rights provided for under Section 3.4 of the First Supplemental Indenture following the occurrence of a Rating Event if such Rating Event is caused by a Rating Decrease Rating Event.
2.3    Redemption Rights Otherwise Unaffected
For greater certainty, nothing in this Undertaking shall affect the redemption rights of the Trust under Section 3.4 of the First Supplemental Indenture (including following a Rating Event that is not a Rating Decrease Rating Event), other than such rights that become exercisable solely as a result of a Rating Decrease Rating Event.
2.4    No Further Action Required
No further action shall be required on the part of the Trust or any person in order for the Trust to renounce and forever waive its redemption rights in the circumstances contemplated in

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this Undertaking, and for the Trustee to have the benefit of, and to be able to enforce, the renunciation, waiver, undertaking and agreement hereunder.
ARTICLE 3
MISCELLANEOUS
3.1    No Amendments
The Trust may not amend, vary, terminate or suspend this Undertaking or the renunciation, waiver, undertaking or agreement herein. Except as expressly set forth herein, the Indenture and the First Supplemental Indenture shall be unaffected and shall continue to be in full force and effect in accordance with their respective terms. This Undertaking shall be read together with the Indenture and the First Supplemental Indenture. Nothing in this Undertaking shall be construed as constituting a novation with respect to the obligations of the parties under the Indenture and the First Supplemental Indenture, or in any other manner whatsoever.
3.2    Representations and Warranties of the Parties
Each of the parties hereto (including, in respect of the Trust, Valiant Trust Company, in its capacity as trustee of the Trust), hereby represents and warrants that: (i) it has been duly formed and is validly existing under the the laws of its jurisdiction of formation or incorporation, as the case may be; (ii) the execution, delivery and performance by it of this Undertaking are within its powers and have been duly authorized by all necessary action on its part; and (iii) the execution, delivery and performance by it of this Undertaking do not contravene its constating documents or any applicable law in force on the date hereof where such contravention could adversely affect the validity and enforceability of this Undertaking.

3.3    Limitations Regarding the Trustee
The Trustee, acting for the benefit of the Holders of Notes, shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favour of the Trustee in the the Indenture, as supplemented by the First Supplemental Indenture, which shall apply hereunder mutatis mutandis. Without limitation, the provisions of the Indenture, as supplemented by the First Supplemental Indenture, regarding the resignation and appointment of a successor to the Trustee shall apply mutatis mutandis to the resignation and appointment of a successor to the Trustee acting for the benefit of the Holders of Notes hereunder.
3.4    Limitations Regarding the Issuer Trustee
Valiant Trust Company is entereing into this Undertaking in and only in its capacity as trustee of the Trust. Subject to the exceptions set out in the Declaration of Trust dated as of September 16, 2014 pursuant to which the Trust was established, (i) any liability, debt or obligation of Valiant Trust Company under this Undertaking is non-recourse to Valiant Trust Company in its personal capacity and limited solely to the assets of the Trust, (ii) no other property or assets of Valiant Trust Company, whether owned by it in its personal capacity or otherwise, will be subject to levy, execution or other enforcement procedure with regard to any obligation under this Undertaking and (iii) no recourse may be had or taken, directly or indirectly, against Valiant Trust Company in its personal capacity or against any incorporator, shareholder, director, officer, representative,

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employee, agent or advisor of Valiant Trust Company or any predecessor or successor of Valiant Trust Company.

3.5    Further Assurances
The Trust shall with reasonable diligence do all such things and provide all such reasonable assurances and shall provide such further documents or instruments as may be required by the Trustee to give effect to this Undertaking.
3.6    Successors and Assigns
This Undertaking shall be binding upon, and inure to the benefit of, the parties and their respective successors and assigns permitted under the Indenture and the First Supplemental Indenture, except that no party to this Undertaking may assign or otherwise transfer its rights or obligations hereunder except to a person who is the permitted assignee or transferee of its rights or obligations, as applicable, in accordance with provisions of Indenture and the First Supplemental Indenture.
3.7    Counterparts
This Undertaking may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed original counterpart of a signature page of this Undertaking by facsimile shall be as effective as delivery of a manually executed original counterpart of this Undertaking.
(remainder of page left intentionally blank - signature page follows)

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IN WITNESS WHEREOF the parties have executed this Undertaking as of date first before written under seal and under the hands of their proper officers duly authorized in that behalf.
TRANSCANADA TRUST, by its trustee, VALIANT TRUST COMPANY
By: /s/ Shannon Grover
Name:    Shannon Grover
(Corporate Seal)    Title:    Corporate Trust Officer
By: /s/ Debbie Guenette
Name:    Debbie Guenette
Title:    Professional,Administrative Services
CST TRUST COMPANY, as trustee under the Indenture and for the benefit of the holders from time to time of the Trust Notes ‑ Series 2015-A Due May 20, 2075
By: /s/ Mark Mulima
Name:    Mark Mulima
(Corporate Seal)            Title:    Authorized Signatory
By: /s/ Charito De Vera
Name:    Charito De Vera
Title:    Authorized Signatory
TRANSCANADA PIPELINES LIMITED, in its capacity as guarantor of the Trust Notes - Series 2015-A
By: /s/ Joel E. Hunter
Name:    Joel E. Hunter
(Corporate Seal)            Title:    Vice-President, Finance and Treasurer
By: /s/ Christine R. Johnston
Name:    Christine R. Johnston

Title:	Vice-President, Law and Corporate Secretary

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